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                                                                Exhibit 10(xxiv)
                              CONSULTING AGREEMENT

      THIS CONSULTING AGREEMENT ("Agreement") is made as of the 1st day of March, 2005 between Pamela Linton ("Consultant") and American Greetings Corporation, an Ohio corporation ("AG").

      WHEREAS, AG wishes to procure and Consultant has agreed to provide services in connection with certain human resources matters; and

      WHEREAS, the parties now wish to memorialize their agreement by the execution of this Agreement,

      NOW, THEREFORE, in consideration of their mutual promises, the parties hereto agree as follows:

      1. TERM OF AGREEMENT. AG will retain Consultant as an independent contractor to provide certain Services (as defined below) commencing on March 1, 2005. This Agreement will expire on February 28, 2008. Notwithstanding the foregoing, this Agreement will terminate upon Consultant's death or her incapacity. Nothing in this Agreement, as written or as implemented, is intended to create an employer-employee, master-servant, or principal-agent relationship between AG and Consultant.

      2. PERFORMANCE OF SERVICES. Consultant shall: (a) assist in the design, development, and presentation of programs at imAGineU; (b) provide executive coaching; (c) assist in organizational design and development, and employee assessment and development projects; and
            (d) respond to inquiries from AG employees regarding Consultant's work while employed by AG ("Services"). Consultant shall produce meeting summaries, reports, and other documentation reasonably requested by AG with regard to the Services. Consultant shall provide the Services when determined by AG and mutually agreed on. AG, through its Chief Executive Officer or his/her designee, will select at least 30 days in each 12-month period, beginning March 1 of each year of this Agreement, on which Consultant will provide Services. If AG fails to assign at least 30 days annually that are mutually agreed on, and as a result, Consultant cannot provide 30 days of Services, Consultant shall be entitled to receive the per day payment for a minimum of 30 days in each 12 month period, whether Consultant works the days or not. If Consultant fails to agree to at least 30 days in each 12 month period without satisfactory reason, Consultant shall only be entitled to compensation for those days actually worked.

      3. DISCRETION. Consultant is expected to perform the Services in a competent, diligent and professional manner. Consultant shall exercise customary discretion in determining how the Services are performed.

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      4.    AUTHORITY. Consultant shall have no authority to enter into any agreement with any person or entity on behalf of AG; nor shall Consultant represent to anyone that she possesses any such authority.

      5. COMPENSATION AND EXPENSES. AG shall pay Consultant the sum of $2,000 per day as outlined in Section 2 of this Agreement. AG shall also pay for Consultant's reasonable expenses incurred in the performance of the Services and consistent with the Corporate Business, Travel & Entertainment Expense Policy then in effect. Consultant shall submit Invoices, and AG shall pay such Invoices within ten (10) days of receipt.

      6. CONFIDENTIALITY. Consultant shall not, either during the term of this Agreement or thereafter, disclose to any person or use any proprietary information, except as required in the rendering of Services hereunder. Such proprietary information includes, but is not limited to, trade secrets, business plans, designs, specifications, manufacturing, research and development data, marketing data, methods, sales and customer information, and financial data. Upon termination of this Agreement, Consultant will surrender to AG all assets, property and records of AG and all documents containing AG's proprietary information in Consultant's possession.

      7. ACTS OF CONSULTANT. Consultant shall be solely responsible for any damage or injury caused by her acts or omissions arising out of the performance of Services.

      8. PAYMENTS. Consultant shall be responsible for reporting any income and paying any income taxes, Social Security insurance payments or contributions, or other payments, if applicable, relating to the compensation received hereunder, and Consultant agrees to reimburse and indemnify with respect to any expenses, penalties, charges or liabilities incurred by AG as a result of the nonpayment of any such taxes or charges.

      9. INSURANCE. Consultant acknowledges and accepts full responsibility for acquiring and maintaining current comprehensive general liability and automobile liability insurance policies covering liability to pay for any bodily injuries or death and all loss, damage and injury to property caused by, resulting from or incident to the acts or omissions of Consultant.

      10. OTHER EMPLOYMENT. Consultant shall not during the term of this Agreement enter into the employment, directly or indirectly or in a consulting or free lance capacity, of any person, firm or corporation in the United States or Canada, that manufactures or sells products that are substantially similar in nature to the products being then manufactured or sold by AG or its subsidiaries.


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      11.   GOVERNING LAW AND DISPUTE RESOLUTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Any disputes arising out of or relating to this Agreement, including the construction or application of this Agreement, shall be submitted to binding arbitration before one arbitrator in Cleveland, Ohio in accordance with the commercial arbitration rules of JAMS then in effect. The arbitrator may award reasonable attorney fees and arbitration costs to the prevailing party.

      12. SEVERABILITY. The invalidity or unenforceability of any of the provisions of this Agreement shall not affect any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted herefrom.

      IN WITNESS WHEREOF, the parties have set their hands as of the day and year first above written.

/s/ Pamela Linton                           AMERICAN GREETINGS CORPORATION
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    Pamela Linton
                                            By: ___________________________

                                            Its: __________________________